Zupkus & Angell, P.C. Alan W. Peryam, LLC The McCourt Mansion 555 East Eighth Avenue Denver, Colorado 80203 Direct (303) 866-0900 Fax (303) 894-0104 alan@awperyam.com

August 24, 2007

Geovic Mining Corp.
743 Horizon Court, Suite 300A
Grand Junction Colorado 81506
Attn: John E. Sherborne

Re: Opinion regarding legality

Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Geovic Mining Corporation., a Delaware corporation (“Geovic Mining”), with the Securities and Exchange Commission (the “Commission”) on or about August 24, 2007 in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of 11,337,384 shares of Geovic Mining’s Common Stock, $.0001 par value per share (the “Shares”), which may be issued pursuant to the employee benefit plans of Geovic Mining described in the Registration Statement (the “Plans”). The registration of the Shares is to be effected by means of the Registration Statement to be filed with the U.S. Securities and Exchange Commission.

          In our capacity as your counsel in the matter referred to above, we have examined the Certificate of Incorporation and Bylaws of Geovic Mining, the Plans, the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference, and the originals, or copies certified or otherwise identified, of corporate records of Geovic Mining, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving these opinions, we have relied on such certificates of officers of Geovic Mining as we have deemed necessary with respect to the accuracy of material factual matters contained in or covered by those certificates.

          On the basis of the foregoing, we are of the opinion that:

1.     Geovic Mining is a corporation duly organized and validly existing in good standing under the laws of Delaware.

Geovic Mining Corp. August 24, 2007 Page 2

2.	The Shares have been duly authorized and, when issued in accordance with the Plans, will be legally and validly issued, fully paid and non-assessable.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our name in the Registration Statement.

Very truly yours, ALAN W. PERYAM, LLC By: /s/ Alan W. Peryam Alan W. Peryam